EXHIBIT 12

                         ILLINOIS BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                    Six Months Ended
                                                          June 30
                                                     ---------------
                                                  1999         1998
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  751.2      $  555.6

     b) Portion of rental expense
         representative of the
         interest factor (1).................       9.1           6.9
                                               --------      --------
     Total 1(a) and 1(b).....................  $  760.3      $  562.5
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   35.1      $   61.7

     b) Capitalized interest.................       1.3           1.6

     c) Portion of rental expense
         representative of the
         interest factor (1).................       9.1           6.9
                                               --------      --------
     Total 2(a) through 2(c).................  $   45.5      $   70.2
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     16.71          8.01
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.